Exhibit 4.24

Maaike de Bie Group General Counsel & Company Secretary 8 May 2024

Mr David Nish

c/o Vodafone

One Kingdom Street

London

W2 6BY

Dear David

Following the Remuneration Committee meeting on 7 May 2024 and the Board meeting on 8 May 2024, I am pleased to confirm that your fee for Chair of the Audit & Risk Committee will increase from £25,000.00 to £40,000.00 and your fee as the Senior Independent Director will increase from £25,000.00 to £35,000.00 both increases with effect from 1 April 2024 as well as the £115,000 for your role as a Non-Executive Director. You will continue to also be entitled to be repaid all travelling and other expenses properly incurred in performing your duties in accordance with the Articles of Association of the Company and Company policy.

Yours sincerely

/s/ Maaike de Bie

Vodafone Group Plc

Group Legal & Corporate Secretariat

One Kingdom Street, Paddington Central, London, W2 6BY, England

T +44 (0)1635 33251 F +44 (0)1635 238112 www.vodafone.com

Registered Office: Vodafone House, The Connection, Newbury, Berkshire RG14 2FN, England. Registered in England No. 1833679

C2 General